Exhibit 23.3

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM CONSENT

We consent to the use in this Registration Statement of Baseline Oil & Gas Corp., on Form S-3, Amendment No. 1 to Form SB-2, of our report dated April 12, 2007 for the financial statements of Baseline Oil & Gas Corp. as of December 31, 2006, and for the two year period then ended and for the period from June 29, 2004 (Inception) through December 31, 2006, our report dated April 9, 2007 for the financial statements of the Statex Properties for the years ended December 31, 2006 and 2005, and our report dated August 31, 2007 for the financial statements of the DSX Properties for the years ended December 31, 2006 and 2005. We also consent to the reference to us under the heading “Experts” in this registration statement.

/s/ Malone & Bailey, PC

Malone & Bailey, PC

www.malone-bailey.com

Houston, Texas

March 4, 2008